SEARCH BY HEADLINES.COM CORP.

2 – 34346 Manufacturers Way

Abbotsford, BC V2S 7M1

SEARCH BY HEADLINES.COM CORP. ANNOUNCES

CLOSING OF A LOAN

Vancouver, BC, August 22, 2012 – Search By Headlines.com Corp. (the “Company”) (OTCQB: SBHL) is pleased to announce that, pursuant to the terms of an Agency and Interlender Agreement dated August 10, 2012 (the “Agency Agreement”) among the Company, its wholly-owned subsidiary, Naked Boxer Brief Clothing Inc. (“Naked”), Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders as set out in the Agency Agreement (collectively, the “Lenders”), it has agreed to borrow up to $800,000 from the Lenders or certain alternate lenders from time to time (the “Loan”).  In connection with the closing of the Agency Agreement, the Company issued: (i) convertible promissory notes (collectively, the “Notes”) in the aggregate principal amount of $400,000 and (ii) an aggregate of 100,000 share purchase warrants (each, a “Lender Warrant”) to the Lenders.

Each Note is due on August 16, 2014 and bears interest at the rate of 12% per annum, calculated and payable monthly.  The principal amount outstanding under any Note, and all accrued but unpaid interest thereon, may be converted into shares of common stock of the Company (each, a “Share”) at a price of US$0.75 per Share at any time at the option of the respective Lender. Repayment of the Notes is secured by general security agreements dated August 10, 2012 made by each of the Company and Naked in favour of Kalamalka, as agent for the Lenders.

Each Lender Warrant is exercisable into one Share.  25,000 of the Lender Warrants are exercisable at a price of US$0.25 per Share until August 10, 2015, 25,000 Lender Warrants are exercisable at a price of $0.50 per Share until August 10, 2015 and 50,000 Lender Warrants are exercisable at a price of US$0.25 per Share until August 10, 2014.

As consideration for facilitating the Loan, the Company issued an aggregate of 948,000 warrants (each, a “Kalamalka Warrant”) to Kalamalka, of which 448,000 Kalamalka Warrants are exercisable at a price of US$0.25 per Share until August 10, 2014 and 500,000 Kalamalka Warrants are exercisable at a price of US$0.50 per Share until August 10, 2014. The Company also issued an aggregate of 200,000 warrants (the “Non-Lender Warrants”) to certain non-lenders (the “Non-Lenders”) in consideration of the portion of the Loan provided by one of the Lenders. 125,000 Non-Lender Warrants are exercisable at a price of US$0.25 per Share until August 10, 2015 and 75,000 Non-Lender Warrants are exercisable at a price of US$0.50 per Share until August 10, 2015.

None of the Notes, Warrants, Kalamalka Warrants or Non-Lender Warrants (collectively, the “Securities”) have been registered under the United States Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States, and were issued in reliance upon exemptions from registration under the Act.  None of the Securities may be offered or sold in the United States absent registration under the Act or pursuant to an available exemption from such registration requirements. The Securities are also subject to hold periods under applicable Canadian securities laws.

On behalf of the Board of Directors of

SEARCH BY HEADLINES.COM CORP.

“Alex McAulay”
Alex McAulay, C.A., B.B.A
Secretary, Treasurer, CFO and Director
Telephone: (877) 592-4767
Fax: (877) 366-4767